UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 29, 2009

TELANETIX, INC.
(Exact name of registrant as specified in its charter)
A Delaware Corporation

DELAWARE	000-51995	77-0622733
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11201 SE 8th Street, Suite 200, Bellevue, Washington	98004
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (206) 621-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01	Changes in Registrant's Certifying Accountant

We dismissed Mayer Hoffman McCann P.C. as our independent registered public accounting firm effective June 29, 2009. We engaged Grant Thornton LLP as our independent registered public accounting firm effective June 29, 2009. The decision to change firms has been approved by the audit committee of our board of directors.

The reports of Mayer Hoffman on our financial statements for the past two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were they modified as to uncertainty, audit scope, or accounting principles, other than to state that there is substantial doubt as to the ability of our company to continue as a going concern.

During our two most recent fiscal years and the subsequent interim period up to the dismissal of Mayer Hoffman, there have not been any disagreements between our company and Mayer Hoffman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of Mayer Hoffman would have caused Mayer Hoffman to make reference thereto in its reports on our audited financial statements, nor have there been any “ reportable events,” as that term is described in Item 304(a)(1)(iv) of Regulation S-K.

We provided Mayer Hoffman with a copy of the disclosures made in this report before this report was filed with the Securities and Exchange Commission.  We requested that Mayer Hoffman furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the disclosure made herein.  We received such letter from Mayer Hoffman wherein it confirmed its agreement with the disclosure made herein. A copy of that letter is attached as Exhibit 16 hereto.

During our two most recent fiscal years and the interim period prior to engaging Grant Thornton, neither our company nor anyone on our company's behalf consulted Grant Thornton regarding any of the matters enumerated in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers

On July 1, 2009, we entered into amendment agreements to the employment agreements we previously entered into with Douglas N. Johnson, our chief executive officer, and J. Paul Quinn, our chief financial officer. Under the terms of the amendment agreements, upon termination of employment by the company without cause and upon execution of a general release in favor of the company and compliance with post-termination obligations, each executive is entitled to receive a payment in an amount equal to 12 months of his then current base salary, payable in installments in accordance with our pay period practices.  If the termination of employment occurs within 12 months following a sale or merger event, such executive is entitled to receive a payment in an amount equal to 12 months of his then current base salary plus 100% of his potential bonus, payable in installment in accordance with our pay period practices, and, if he adheres to the non-compete provision in his employment agreement, an additional lump sum payment of the same amount payable on the one year anniversary of termination.

The amendment agreements also provide that certain actions taken by us with respect to each executive's employment, such as a reduction in responsibilities or a reduction in his base salary or a material reduction in benefits, in each case that are not generally applicable to all of our executives, shall be deemed to be a termination of employment without cause and such executive would be entitled to the executive to be eligible for the payments described above.

The foregoing summary of the amendment agreements is qualified in its entirety by reference to the amendment agreements that are attached as exhibits to this report, and are incorporated by reference into this Item 5.02.

On June 29, 2009, our board of directors also approved a new special incentive plan designed to provide our senior management with appropriate incentives when compared to a peer group while recognizing the unique issues related to our company's capital structure.  Under this plan, senior executives, including Messrs. Johnson and Quinn, may receive an amount up to one times their maximum current bonus amount per year upon our company’s achievement of specified success milestones.  The current maximum bonus amount payable to Messrs. Johnson and Quinn is $112,500 and $52,000, respectively.  Such bonus amounts are earned only if (1) our company achieves or exceeds board-approved operating and financial targets each year, and (2) earning the bonus amounts would not cause our company to be in default of the EBITDA covenant contained in our company's outstanding debentures.  This plan has been established for 2009 only.  Our board of directors may elect to continue this plan for future periods, or discontinue it in its discretion.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits

No.	Description
10.1	Amendment No. 1 to Employment Agreement with Douglas N. Johnson dated July 1, 2009
10.2	Amendment No. 1 to Employment Agreement with J. Paul Quinn dated July 1, 2009
16	Letter from Mayer Hoffman McCann P.C. dated July 2, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELANETIX, INC.

Dated: July 2, 2009	By:	/s/ J. Paul Quinn
J. Paul Quinn Chief Financial Officer